Exhibit 99.1

RESCISSION AGREEMENT

RESCISSION AGREEMENT (the “Agreement”) entered into as of the 16th day of February, 2011, by and between AFH Holding & Advisory LLC (“AFH Advisory”), a Delaware limited liability company with an address at 9595 Wilshire Blvd STE 700, Beverly Hills, CA 90212 and Timothy J. Brasel (“Brasel”), an individual with an address at 5770 S Beech Court Greenwood Village, CO 80121.

WHEREAS, AFH Acquisition IV, Inc. (“AFH Acquisition”) is a Delaware corporation with its offices located at 9595 Wilshire Blvd., Suite 700, California 90212; and

WHEREAS, Brasel purchased from AFH Advisory a total of 2,500,000 shares (the “Shares”) of the common stock, par value $0.001 per share of AFH Acquisition (the “Common Stock”) owned by AFH Advisory for an aggregate purchase price equal to $12,500 (the “Purchase Price”) in accordance with the terms and conditions of that certain common stock purchase agreement, dated September 24, 2010 by and between Brasel and AFH Advisory, attached hereto as Exhibit A (the “Purchase Agreement”); and

WHEREAS, the parties entered into that certain agreement, dated February 9, 2011, and attached hereto as Exhibit B (the “Amendment”, and together with the Purchase Agreement, the “Transaction Documents”), pursuant to which the terms of the Purchase Agreement were amended;

WHEREAS, the parties now desire to rescind and nullify the transactions contemplated by the Transaction Documents, in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual agreements herein contained, Brasel and AFH Advisory hereby agree as follows:

1.   Rescission of the Shares. The parties hereby agree that the offer and sale of the Shares from AFH Advisory to Brasel is hereby rescinded and nullified ab initio and therefore is of no force and effect from the outset (the “Rescission”). Except as otherwise set forth in this Agreement, as a result of such rescission, neither party will have any rights, duties or obligations arising under the Transaction Documents.

2.   Return of the Purchase Price. As a result of the Rescission, within five (5) business days following the execution of this Agreement, AFH Advisory hereby agrees to return to Brasel, via check, wire transfer or other immediately available funds, an aggregate amount that shall be equal to the Purchase Price minus the Segregated Amount (as such term is hereinafter defined).

3.   Segregated Shares. The parties agree that upon the execution and delivery of this Agreement, a certificate, in the name of AFH Advisory, representing 500,000 Shares (the “Segregated Shares”), shall be segregated by AFH Advisory, together with an aggregate amount equal to $2,500 (the “Segregated Amount”) subject to the closing of a business combination or other transaction pursuant to which AFH Acquisition ceases to be a shell company (“Release Event”) and at which time the Segregated Shares shall be released to Brasel and the Segregated Purchase Price shall be released to AFH Advisory.

4.   AFH Advisory Option. At any time prior to a Release Event and up to ten days prior to the first closing of the currently contemplated private placement offering of up to 500,000 shares of the Common Stock of AFH Acquisition for aggregate proceeds equal of up to $1,000,000 (without taking into account an over-allotment option), AFH Advisory may, at its sole option and for any reason, provide written notice (the “Notice”) to Brasel that the Segregated Shares shall be released to AFH Advisory (the “AFH Advisory Option”).  In the event the AFH Advisory Option shall be exercised pursuant to this Section 4, the Segregated Amount shall be returned to Brasel within five (5) business days of receipt of the Notice.

5.   Ownership. Brasel represents and warrants that, except as otherwise provided under this Agreement, (i) he has not transferred the record and/or beneficial ownership of any of the securities that may have been transferred to him pursuant to the terms of the Transaction Documents, (ii) none of the securities that may have transferred to him pursuant to the terms of the Transaction Documents is subject to any liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever and (iii) he has not made any agreement, commitment or obligation to any person (other than AFH Advisory) granting such person any rights or privileges with respect to the Transaction Documents or the matters reflected therein. Brasel further represents that he has had the advice of legal counsel, and that he has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the rescission contemplated by this Agreement.

6.   Release. Subject to and upon the execution of this Agreement, Brasel, for himself and his successors and assigns, does hereby waive, release, acquit and forever discharge AFH Advisory and AFH Acquisition and its successors and assigns from any and all claims, demands, damages, actions, causes of action or suits, of whatever kind or nature, known or unknown, anticipated or not anticipated, which such releasing party may now have or hereafter have or claim to have against the released party by reason of any matter or thing arising out of or in any way connected with, directly or indirectly, the Transaction Documents.

7.   Governing Law.  This Agreement shall be governed in all respects by the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

8.   Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

9.   Entire Agreement; Amendment; Waiver. This Agreement constitutes the entire and full understanding and agreement between the parties with regard to the subject matter hereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated, except by a written instrument signed by all the parties hereto.

10.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together, shall constitute one instrument.

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IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the day and year first above written.

AFH HOLDING & ADVISORY LLC

By:	/s/Amir F. Heshmatpour
Amir F. Heshmatpour

/s/Timothy Brasel
Timothy Brasel

Exhibit A

STOCK PURCHASE AGREEMENT

THIS AGREEMENT is made as of the 24th day of September, 2010, by and between AFH Holding & Advisory LLC ("Shareholder"), the shareholder of AFH Acquisition IV, Inc. ("AFH Acquisition") and Timothy J. Brasel (the "Buyer").

PREMISES

A. AFH Acquisition is a Delaware corporation with its offices located at 9595 Wilshire Blvd., Suite 700, Beverly Hills, California 90212.

B. Shareholder presently owns all of AFH Acquisition's issued and outstanding common stock, being 5,000,000 shares of common stock having a par value of $0.001 per share ("AFH Acquisition Common Stock"). Buyer desires to purchase from Shareholder and Shareholder desires to sell to Buyer 2,500,000 restricted shares of AFH Acquisition Common Stock (the "Purchased Shares") on the terms and conditions of this Agreement.

C. Buyer also desires to become an officer and director of AFH Acquisition and Shareholder desires to have Buyer as on officer and director of AFH Acquisition.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the terms and conditions set forth in this Agreement, Shareholder and Buyer hereby agree as follows:

1. Purchase and Sale of the Preferred Shares. On the terms and subject to the conditions set forth in this Agreement, Shareholder agrees to sell, assign, convey and deliver to Buyer on the Closing Date (as defined below) the Purchased Shares, free and clear from any and all encumbrances and Buyer agrees to purchase the Purchased Shares from Shareholder.

2. Purchase Price. The consideration Buyer shall pay to the Shareholder for the Purchased Shares (the "Purchase Price") at the Closing shall be $12,500 in cash. The Purchase Price shall be tendered by Buyer to Shareholder on the Closing Date by delivery of one or more checks payable to Shareholder in the aggregate amount of the Purchase Price.

3. Delivery of Certificates. At the Closing Shareholder shall deliver to Buyer one or more certificates representing the Purchased Shares which shall be duly endorsed for transfer or accompanied by duly executed stock powers.

4. Elect Buyer as Officer and Director. Shareholder agrees to add Buyer to the Board of Directors of AFH Acquisition on the Closing and to elect Buyer as Vice President as the same time.

AFH

5. Closing. The closing of the transaction contemplated in this Agreement (the "Closing") shall take place at the time and place agreed to by the parties and shall occur no later than September 30, 2010.

6. Shareholder hereby represents and warrants as follows:

6.1 Organization and Good Standing of AFH Acquisition. AFH Acquisition is a corporation duly organized and existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to carry on its business as now conducted, to own and to hold the properties used in connection therewith.

6.2 Capitalization of AFH Acquisition. AFH Acquisition's authorized capitalization consists of One Hundred Million (100,000,000) shares of voting common stock, par value $1.00, of which a total of Five Million (5,000,000) shares were issued and outstanding as of the date hereof, and Twenty Million (20,000,000) shares of preferred stock of which none are issued or outstanding as of the date hereof. There is no other class of common stock or preferred stock of AFH Acquisition authorized, issued or outstanding. All such issued and outstanding shares of common stock have been validly issued, are fully paid and non assessable, and were issued in compliance with the provisions of all applicable federal and state securities laws. There are no outstanding subscriptions, options, rights, warrants, securities convertible into or other agreements or commitments obligating AFH Acquisition to sell or issue any additional shares of its capital stock, or any securities convertible into any shares of its capital stock.

6.3 Financial Statements. AFH Acquisition's latest financial statements are as of July 31, 2010. The Financial Statements have been prepared in all material respects in accordance with generally accepted accounting principles consistently applied, and fairly represent the financial position of AFH Acquisition at the dates indicated thereon and the results of AFH Acquisition's operations for the periods then ended in all material respects.

7. Buyer's Representations and Warranties. Buyer represents and warrants to Shareholder that:

7.1 Authorization. Buyer has duly executed and delivered this Agreement. This Agreement is the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium, or similar laws relating to the enforcement of creditor's rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

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7.2 Investment Intent. Buyer is acquiring the Purchased Shares for its own account (or for the account of its affiliates) for investment, and without any present intention to resell the Purchased Shares. Buyer acknowledges and agrees that the Purchased Shares have not and will not be registered under the Securities Act of 1933, and Buyer will not resell the Purchased Shares unless they are so registered or unless an exemption from registration is available. Buyer consents to the imposition of a legend to this effect on the certificates for the Purchased Shares and to a notation to this effect in the appropriate records of AFH Acquisition.

8. Miscellaneous Provisions.

8.1 Representations and Warranties. All representations, warranties, and agreements made by the parties pursuant to this Agreement shall survive the consummation of the transactions contemplated by this Agreement for a period of one year and shall thereafter expire and be of no further force and effect.

8.2 Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed given (a) when personally delivered or sent by facsimile transmission or e-mail to the party to be given the notice or other communication or (b) on the business day following the day such notice or other communication is sent by overnight courier to the following:

If to Shareholder to:

AFH Holding & Advisory LLC
9595 Wilshire Boulevard, Suite 700
Beverly Hills, CA 90212
Fax:
e-mail: amir@afhholding.com

If to Buyer to:

Timothy J. Brasel
5770 South Beech Court
Greenwood Village, CO 80121
Fax: (303) 221-7377
e-mail: tjbleu@aol.com

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With a copy to:

Jon D. Sawyer
Jin, Schauer & Saad LLC
600 17th Street, Suite 2700 South Tower
Denver, CO 80202
Fax: (720) 889-2222
e-mail: jsawyer@jinslaw.com

or to such other addresses, facsimile number or e-mail address that the parties may designate in writing.

8.3 Assignment. Neither Shareholder nor Buyer shall assign this Agreement, or any interest in it, without the prior written consent of the other, except that Buyer may assign any or all of its rights to family members.

8.4 Parties in Interest. This Agreement shall inure to the benefit of, and be binding on, the named parties and their respective successors and permitted assigns, but not any other person.

8.5 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signature on each counterpart were on the same instrument.

8.6 Entire Agreement. This Agreement and all related documents represent the entire understanding and agreement between the parties with respect to the subject matter and supersede all prior agreements or negotiations between the parties. This Agreement may be amended, supplemented, or changed only by an agreement in writing that makes specific reference to this Agreement or the agreement delivered pursuant to it, and must be signed by the party against whom enforcement of any such amendment, supplement, or modification is sought.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth on the first page of this Agreement.

BUYER:

____

Timothy J. Brasel

SHAREHOLDER:

AFH HOLDING & ADVISORY LLC

By: ____________________________

Name: Amir F. Heshmatpour

Its: Managing Member

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CONSENT IN LIEU OF SPECIAL MEETING

BOARD OF DIRECTORS OF

AFH ACQUISITION IV, INC.

SEPTEMBER 29, 2010

Pursuant to the provisions of Section 141(f) of the General Corporation Law of Delaware, the undersigned, being all of the Directors of the Corporation, do hereby consent to, adopt and approve the following actions:

WHEREAS, the Corporation's sole director desires to increase the size of the Board from one person to two persons and to fill the vacancy with Timothy J. Brasel, it is hereby unanimously

RESOLVED: That the size of the Board be increased to two persons effective September 29, 2010 and the following person is hereby elected to fill the vacancy on the Board effective on September 29, 2010 to serve until his respective successor is duly elected and qualified:

Timothy J. Brasel

WHEREAS, the Board desires to elect Timothy J. Brasel as a Vice President of the Corporation, it is hereby unanimously

RESOLVED: That Timothy J. Brasel is hereby elected to serve as Vice President of the Corporation effective September 29, 2010 to serve until his respective successor is duly elected and qualified.

This Consent of the Board of Directors, when signed by all of the Directors of the Corporation, may be certified by any proper Officer of the Corporation as having been unanimously adopted by vote of the Board of Directors of the Corporation on the 29th day of September, 2010.

IN WITNESS WHEREOF, the undersigned Directors have evidenced their approval of the above proceedings as of the date last above mentioned.

Amir F. Heshmatpour	Timothy J. Brasel

AGREEMENT

This Agreement is made as of the 24th day of September, 2010, by and among AFH Holding & Advisory LLC ("AFH Advisory"), AFH Acquisition IV, Inc. ("AFH Acquisition") and Timothy J. Brasel ("Brasel").

PREMISES

A. On September 24, 2010 AFH Advisory and Brasel executed a Stock Purchase Agreement pursuant to which Brasel purchased a total of 2,500,000 shares of common stock of AFH Acquisition from AFH Advisory and Brasel became a Vice President and a Director of AFH Acquisition.

B. AFH Acquisition is negotiating a letter of intent for a business combination with Emmaus Medical, Inc and after the closing the parties intend to apply for a listing on the American Stock Exchange.

C. The parties desire to conduct a private offering of the common stock of AFH Acquisition with a minimum of $100,000 and a maximum of $750,000 to raise money for working capital and to increase the shareholder base of AFH Acquisition in order that AFH Acquisition will meet the AMEX listing requirements for number of shareholders.

D. Brasel desires to take responsibility for raising no less than $250,000 of the offering.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the terms and conditions set forth in this Agreement, AFH Advisory, AFH Acquisition and Brasel agree as follows:

1. Brasel agrees that in his capacity as a Vice President and Director of AFH Acquisition, he will sell no less than $250,000 worth of the restricted common stock of AFH Acquisition to no less than 150 accredited investors pursuant to the Private Placement Memorandum (the "PPM") during the offering period of the PPM.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth on the first page of this Agreement.

AFH Holding & Advisory, LLC

By: ______________________
Amir F. Heshmatpour, Managing Member

AFH Acquisition IV, Inc.

By: ______________________
Amir F. Heshmatpour, President

Timothy J. Brasel

____

AGREEMENT

THIS AGREEMENT is made as of the 9th day of February __, 2011 by and between **Timothy J. Brasel** ("Brasel") and **AFH Holding & Advisory LLC** ("AFH Advisory").

PREMISES

A. AFH Acquisition IV, Inc. ("AFH Acquisition") is a Delaware corporation with its offices located at 9595 Wilshire Blvd., Suite 700, Beverly Hills, California 90212, and is a publicly-reporting company with the Securities and Exchange Commission.
B. On or about September 24, 2010, Brasel agreed to purchase from AFH Advisory a total of 2,500,000 shares of AFH Acquisition owned by AFH Advisory for a purchase price of $12,500, but the transfer of the certificates was never completed.
C. On or about September 24, 2010 AFH Advisory added Brasel to the Board of Directors of AFH Acquisition and caused him to be elected as a Vice President of AFH Acquisition.
D. Brasel and AFH Advisory desire for AFH Advisory to retain 2,000,000 shares out of the 2,500,000 shares in contemplation of the reorganization with Emmaus Medical, Inc. ("Emmaus") and, for AFH Advisory to transfer 500,000 shares of AFH Acquisition to Brasel effective on the closing of the Agreement and Plan of Reorganization involving AFH Acquisition and Emmaus.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the terms and conditions set forth in this Agreement, the parties agree as follows:

1. Retention of all but 500,000 shares. Brasel and AFH Advisory agree that AFH Advisory will retain and not transfer to Brasel 2,000,000 shares out of the 2,500,000 shares of AFH Acquisition in contemplation of the reorganization transaction with Emmaus. The parties agree that AFH Advisory is still in possession of the stock certificates for the shares that were originally being sold to Brasel. AFH Advisory will retain the $12,500 that was previously paid by Brasel. This transaction will be effective when the 500,000 shares have been transferred to Brasel.

2. Transfer of 500,000 shares. AFH Advisory agrees that, prior to the closing of the Agreement and Plan of Reorganization involving AFH Acquisition and Emmaus (the Reorganization Agreement"), it will provide instructions to Corporate Stock Transfer, Inc. to transfer 500,000 shares of AFH Acquisition from AFH Advisory to Brasel and his designees as part of the closing of the transaction with Emmaus.

3. Amendment to Agreement dated September 24, 2011. The parties agree that the Agreement by and among Brasel, AFH Advisory and AFH Acquisition IV, Inc. dated September 24, 2010 shall be amended to provide that Brasel, in his capacity as

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Vice President and Director of AFH Acquisition IV, Inc. will sell no less than $300,000 worth of restricted common stock of AFH Acquisition IV, Inc. to no less than 100 accredited investors in a private offering.

4. Amending SEC Ownership Reports. Brasel agrees to amend his Form 13D and Form 3 filings to reflect this agreement on such time as the 500,000 shares have been transferred to him.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth on the first page of this Agreement.

AFH HOLDING AND ADVISORY LLC

By:______________________________
Amir F. Heshmatpour

BRASEL

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Timothy J. Brasel